Exhibit (ii)

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED		BOND NUMBER
Eaton Vance Management		00125109B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE
May 1, 2010	September 1, 2009 to September 1, 2010	/S/ John T. Mulligan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the Limit of Liability for the following Insuring Agreements is hereby amended, effective May 1, 2010, to be:

		Limit of Liability

Insuring Agreement A-	FIDELITY	$75,000,000
Insuring Agreement C-	ON PREMISES	$75,000,000
Insuring Agreement D-	IN TRANSIT	$75,000,000
Insuring Agreement E-	FORGERY OR ALTERATION	$75,000,000
Insuring Agreement F-	SECURITIES	$75,000,000
Insuring Agreement G-	COUNTERFEIT CURRENCY	$75,000,000
Insuring Agreement I-	PHONE/ELECTRONIC TRANSACTIONS	$75,000,000
Insuring Agreement J-	COMPUTER SECURITY	$75,000,000

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN4.0-02 (10/08)